Exhibit No. 16.1

Moore & Associates, Chartered

November 14, 2008

US Securities and Exchange Commission
100 F Street
Washington, DC 20549

Dear Sirs:

We have read the statements of Sloud Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated as of November 14, 2008 and with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Moore & Associates, Chartered

Moore & Associates
Las Vegas, Nevada
November 14, 2008